United States securities and exchange commission logo





                      April 13, 2021

       Carl D. Anderson II
       Chief Financial Officer
       Meritor, Inc.
       2135 West Maple Road
       Troy, Michigan 48084-7186

                                                        Re: Meritor, Inc.
                                                            Form 10-K for the
Fiscal Year Ended September 27, 2020
                                                            Filed November 12,
2020
                                                            File No. 001-15983

       Dear Mr. Anderson II:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing